EXHIBIT 21.1
Subsidiaries of Maximus, Inc.

Name of Subsidiary*	Jurisdiction of Incorporation or Organization
Ascend Management Innovations LLC	Tennessee
InSysCo, Inc.	Virginia
Interactive Technology Solutions, LLC	Maryland
ITEQ Holding Company, Inc.	Maryland
Maximus Canada Services, Inc.	Canada
Maximus Canada, Inc.	Canada
Maximus Companies Ltd	England & Wales
Maximus Consulting Services, Inc.	Virginia
Maximus Education, LLC	Delaware
Maximus Federal IT, LLC	Virginia
Maximus Federal Services, Inc.	Virginia
Maximus Federal Systems, LLC	Maryland
Maximus Federal Technology Solutions, LLC	Delaware
Maximus Gulf Company Ltd	Saudi Arabia
Maximus Higher Education, Inc.	Virginia
Maximus Human Services, Inc.	Virginia
Maximus Services LLC	Delaware
Maximus UK Services Ltd	England & Wales
Maximus US Services, Inc.	Indiana
Policy Studies LLC	Colorado
PSI Services Holding LLC	Delaware
VES Group, Inc.	Texas
Veterans Evaluation Services, Inc.	Illinois
Veterans Evaluation Services, Inc.	Texas

*	Other subsidiaries have been omitted from this list because, considered in the aggregate, they would not constitute a significant subsidiary under Securities and Exchange Commission Regulation S-X, Rule 1-02(w).